UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

NATIONAL MENTOR HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-129179	31-1757086
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 790-4800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 28, 2011, National Mentor Holdings, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) among the Company, the guarantors named therein and the initial purchasers named therein (the “Initial Purchasers”), in connection with the Company’s previously announced pricing of its offering of $250 million aggregate principal amount of its 12.5% Senior Notes due 2018 (the “Notes”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase the Notes from the Company. The Purchase Agreement contains customary representations and warranties and agreements of the Company. In addition, the Company has agreed to indemnify the Initial Purchasers against certain liabilities in connection with the offering, and to make contributions in respect thereof. The sale of the Notes is expected to close on February 9, 2011, subject to certain closing conditions.
The Notes and the related guarantees will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

Date: February 3, 2011

/s/ Denis M. Holler
Name: Denis M. Holler
Title: Executive Vice President,
Chief Financial Officer and Treasurer

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